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                                                                     Palm Lake

                              EXECUTIVE SUMMARY

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
DATE OF VALUATION:         September 26, 1995

DATE OF INSPECTION:        September 26, 1995

PROPERTY ADDRESS:          13401 North 50th Street, Unincorporated Hillsborough
                           County, Florida

TAX REFERENCE:             036546-0000

DEED REFERENCE:            6133/1587

PROPERTY DESCRIPTION:      The subject consists of a 150 unit, 2 story, garden style apartment complex with 180,059 (plus or minus) SF of gross building area of which
                           153,700 (plus or minus) SF are net rentable area housed in 20 buildings.
                           The improvements, which sit on 9.36 (plus or minus) acres or 407,542
                           (plus or minus) SF of land, were built in 1972 and are of CBS and wood frame construction.

ZONING:                    The site is zoned "SPI-UC-3"--Special Public Interest University
                           Community with a density of 20 units per acre, under the jurisdiction of Hillsborough County, Florida.

MARKET BRIEF:              The Hillsborough County apartment market is made up of 361 developments totaling 70,211 (plus or minus) units. The average size of the developments within this market is 194 units. The developments that are older than
                           20 years of age represent the largest portion of units within this apartment market, 40.1%. The overall average occupancy rate in this market was 96.51%.

                           The subject is located in the University (H1) apartment sub-market of Hillsborough County, which is comprised of 89 developments totaling
                           15,871 (plus or minus) units. This market is delineated by Interstate
                           275 to the west and to the north as it becomes Interstate 75, Busch
                           Boulevard to 56th Street to the south, 56th Street to Fletcher Avenue to the east and from 56th Street to the east Fletcher Avenue is the southern boundary. The average size of the developments within this submarket is 178 units. The developments that are older than 20 years of age represent the largest segment, 48.4%, of units within this sub-market. The overall average unit occupancy rate in this sub-market was 94.51% as of the first quarter of 1995.
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                              EXECUTIVE SUMMARY

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
PROPERTY RIGHTS APPRAISED:          Fee Simple Estate

HIGHEST AND BEST USE:
 AS VACANT -                        Development of a rental apartment complex

 AS IMPROVED -                      Its existing use, a 150 unit apartment complex

INDICATED VALUE BY APPROACHES:

INCOME CAPITALIZATION
  APPROACH:                         $4,100,000

SALES COMPARISON
  APPROACH:                         $3,800,000 - $4,100,000

COST APPROACH:                      $4,800,000

INDICATED MARKET VALUE:             $4,100,000
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COMMENT

In estimating the subject's market value, the Income Capitalization Approach was given the most weight due to the income-producing nature of the subject. The Sales Comparison Approach was also given weight due to the number of recent comparable sales in the subject's market. Due to market participants espousing the lack of the Cost Approach's applicability in a market where estimating depreciation from all forms is extremely subjective, the Cost Approach was given little weight in the reconciliation of a final value estimate.

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